Exhibit 4.19

                                Ramp Corporation
                                 33 Maiden Lane
                            New York, New York 10038
                                 (212) 440-1500

                                  July 14, 2004



Hilltop Services, Ltd.
Mevot David 8
Ramat Gan Israel


         Re:    Consent under, and termination of, Section 4(l) to Common Stock
                ---------------------------------------------------------------
                and Warrant Purchase Agreement and Issuance of Hilltop Note and
                ---------------------------------------------------------------
                Hilltop Warrants
                ----------------


Gentlemen:

         Reference is made to: (i) that certain Common Stock and Warrant Purchase Agreement, dated as of March 4, 2004 (the "Purchase Agreement"), by and between Ramp Corporation, a Delaware corporation (the "Company"), and Hilltop Services, Ltd., an Anguilla corporation ("Hilltop"), (ii) that certain Common Stock Purchase Warrant No. W-M04-1, dated March 5, 2004 (the "Original Hilltop Warrant"), exercisable into 2,173,913 shares of common stock, par value $.001 per share, of the Company ("Common Stock"), at an exercise price of $.80 cents per share ("Exercise Price"), issued by the Company to the Investor; (iii) that certain Note and Warrant Purchase Agreement (the "New Purchase Agreement"), dated as of the date hereof, by and between the Company and each of Cottonwood Ltd. and Willow Bend Management Ltd. (together, the "New Investors"), (iv) those certain Promissory Notes, dated as of the date hereof, in the aggregate principal amount of $4,200,000 issued by the Company (collectively, the "Notes") and payable to the New Investors, and (v) those certain warrants issued to the New Investors as of the date hereof as follows: (a) Common Stock Purchase Warrants (the "First Warrants") exercisable into an aggregate of 9,367,646 shares of Common Stock at an exercise price of $0.11 cents per share, (b) Common Stock Purchase Warrants (the "Second Warrants"), exercisable into an aggregate of 9,367,646 shares of Common Stock, at an exercise price of $0.15 cents per share, (c) Common Stock Purchase Warrants (the "Third Warrants"), exercisable into an aggregate of 9,367,646 shares of Common Stock at an exercise price of $0.35 cents per share and (d) Common Stock Purchase Warrants (the "Fourth Warrants" and, collectively with the First Warrants, the Second Warrants and the Third Warrants, the "Warrants"), exercisable into an aggregate of 9,367,646 shares of Common Stock at an exercise price of $0.40 cents per share. The entering into the New Purchase Agreement with the New Investors, and the issuance of the Notes and Warrants to the New Investors in connection with the New Purchase Agreement to a price below the Purchase Price (as defined in the Purchase Agreement) are hereby collectively referred to herein as the "Transactions".

         Hilltop acknowledges and agrees that the Company is entering into the Note Purchase Agreement and issuing the Notes in order to provide the necessary financing to allow the Company to meet its current cash needs for the continuation of its business operations. Therefore, Hilltop hereby consents to the closing of the Transactions pursuant to Section 4(1)(i) of the Purchase Agreement and Hilltop and the Company agree that the Purchase Price (as defined in the Purchase Agreement) shall be reduced from $0.46 cents per share. As a result of the anti-dilution provisions contained in Section 4(1)(ii) of the Purchase Agreement, Hilltop and the Company agree that the Adjusted Purchase Price shall equal eighty percent (80%) multiplied by $0.11 cents per share (the exercise price of the First Warrant), or $0.088 cents per share, and the Company shall issue to Hilltop an aggregate of 56,818,182 shares of Common Stock less the Unissued Shares (as defined below), for an aggregate number of shares equal to 35,000,000 as a result of the Transactions (the "Additional Shares of Common Stock"). The Company and Hilltop



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Hilltop Services Ltd.
July 14, 2004
Page 2

agree that any Additional Shares of Common Stock that have not been previously registered with the Securities and Exchange Commission under that certain registration rights agreement dated as of March 4, 2004 by and between the Company and Hilltop shall be included for registration on the Company's next registration statement filed with the Securities and Exchange Commission.

         Hilltop and the Company further agree that, in consideration for Hilltop's agreement to waive any and all of its rights to an additional 21,818,182 shares (the "Unissued Shares") otherwise issuable to Hilltop under
Section 4(l)(i) and 4(l)(ii) of the Purchase Agreement, and for Hilltop's agreement that, in connection with this agreement, Section 4(l)(i) and 4(l)(ii) of the Purchase Agreement shall be terminated in their entirety and null and void, the Company shall issue to Hilltop: (i) a promissory note (the "Hilltop Note") in favor of Hilltop in the principal amount of $1,920,000, (ii) Common Stock Purchase Warrants (the "First Hilltop Warrants") exercisable into 4,282,354 shares of Common Stock at an exercise price of $0.11 cents per share,
(b) Common Stock Purchase Warrants (the "Second Hilltop Warrants"), exercisable into 4,282,354 shares of Common Stock, at an exercise price of $0.15 cents per share, (c) Common Stock Purchase Warrants (the "Third Hilltop Warrants"), exercisable into an aggregate of 4,282,354 shares of Common Stock at an exercise price of $0.35 cents per share and (d) Common Stock Purchase Warrants (the "Fourth Hilltop Warrants" and, collectively with the First Hilltop Warrants, the Second Hilltop Warrants and the Third Hilltop Warrants, the "Hilltop Warrants"), exercisable into an aggregate of 4,282,354 shares of Common Stock at an exercise price of $0.40 cents per share. The Hilltop Note and the Hilltop Warrants shall contain the identical terms and conditions as set forth in the Notes and Warrants. The Company and Hilltop agree that any shares of Common Stock issuable upon conversion of the Hilltop Note and the exercise of the Hilltop Warrants shall be included for registration on the Company's next registration statement filed with the Securities and Exchange Commission, and Hilltop shall have registration rights identical to the terms and conditions set forth in the Registration Rights Agreement dated as of the date hereof by and among the Company and the New Investors.

         On the condition that the Original Hilltop Warrant with respect to all of the shares of Common Stock underlying such warrant is exercised and the aggregate exercise price of $2,174 is received by the Company within three (3) days from the date hereof, the Exercise Price with respect to all of the shares of Common Stock underlying the Original Hilltop Warrant then being exercised shall be reduced from $.80 cents per share to $.001 cent per share, and each of the Purchase Agreement and Original Hilltop Warrant are hereby deemed amended to reflect the foregoing.

         As promptly as practicable but no later than three (3) business days following the exercise of the Original Hilltop Warrant, the Company shall take such actions as it shall deem necessary or appropriate to deliver the final prospectus, as amended or supplemented, relating to the sale of the shares of Common Stock underlying the Original Hilltop Warrant under the Securities Act of 1933, as amended, and deliver same to the Investor prior to its sale of shares of Common Stock underlying the Original Hilltop Warrant. The Investor agrees that it shall not sell any shares of Common Stock underlying the Original
Hilltop Warrant pursuant to the Registration Statement on Form S-3, No. 333-114734, without proper delivery of the final prospectus, as amended or supplemented.

         Hilltop further agrees that, in connection with this agreement, it hereby waives any and all liquidated damages resulting from the late filing and effectiveness of the Registration Statement covering the initial shares issued to Hilltop.

         Except as set forth herein, the provisions of the Purchase Agreement shall be unmodified and shall remain in full force and effect.

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Hilltop Services Ltd.
July 14, 2004
Page 3

         Please confirm your agreement to the foregoing by executing the enclosed copy of this letter and returning it to the undersigned, whereupon it shall become a binding agreement between us as of the date hereof.


                                            Very truly yours,

                                            RAMP CORPORATION


                                            By: ________________________
                                            Name:   Andrew Brown
                                            Title:  President

ACCEPTED AND AGREED TO:

HILLTOP SERVICES, LTD.


By:____________________________
Name:
Title: